                                     SCHEDULE 14A
                                    (RULE 14a-101)

                       INFORMATION REQUIRED IN PROXY STATEMENT
                               SCHEDULE 14A INFORMATION

             Proxy Statement Pursuant to Section 14(a) of the Securities
                                 Exchange Act of 1934

Filed by the Registrant  /x/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ / Preliminary Proxy Statement         / / Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))

/ / Definitive Proxy Statement

/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        RENAISSANCE ENTERTAINMENT CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /x/  No fee required.
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5)  Total fee paid:

--------------------------------------------------------------------------------
    / / Fee paid previously with preliminary materials.

    / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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

                      NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                                         OF
                       RENAISSANCE ENTERTAINMENT CORPORATION



To the Stockholders of Renaissance Entertainment Corporation:



     PLEASE TAKE NOTICE that the Special Meeting of Stockholders of Renaissance Entertainment Corporation, will be held at 10:00 a.m. (Denver time) on Tuesday, February 10, 1998, at the Company's offices, 4410 Arapahoe Avenue, Suite 200, Boulder, Colorado, to consider and act upon the following matters:


     I. To consider and act upon a proposal to amend the Company's Articles of Incorporation in order to effect a one-for-five reverse stock split of the Company's outstanding shares of Common Stock.


     II. To transact such other business as may properly come before the meeting.


     Whether or not you expect to be present at the meeting, please sign and date the Proxy and return it to the Company. The Proxy may be revoked at any time prior to the time that it is voted. Only stockholders of record at the close of business on December 24, 1997, will be entitled to vote at the meeting.




                              BY ORDER OF THE BOARD OF DIRECTORS
                              Charles S. Leavell
                              Chairman of the Board


January 19, 1998

                                  PROXY STATEMENT

                       RENAISSANCE ENTERTAINMENT CORPORATION

                                4410 Arapahoe Avenue
                                     Suite 200
                              Boulder, Colorado 80303

                          Special Meeting of Stockholders

                                 February 10, 1998



                                      GENERAL

     The enclosed Proxy is solicited by the Board of Directors of Renaissance Entertainment Corporation (the "Company"). Such solicitation is being made by mail and may also be made by directors, officers, and employees of the Company personally or by telephone. Any Proxy given pursuant to such solicitation may be revoked by the stockholder at any time prior to the voting of the Proxy by filing with the Company either a written revocation or a later dated Proxy or by attendance and voting in person at the meeting. Shares represented by Proxies will be voted as specified in such Proxies, and if no choice is specified, will be voted for the reverse stock split.

     Votes cast by proxy or in person at the Special Meeting will be tabulated by the election inspectors appointed for the meeting who will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the Proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

     All of the expenses involved in preparing, assembling and mailing this Proxy Statement and the material enclosed herewith will be paid by the Company. Directors will not be separately compensated for soliciting Proxies. The Company may reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to beneficial owners of stock. This Proxy Statement and accompanying form of Proxy are being mailed to stockholders on or about January 19, 1998.


                                 OUTSTANDING STOCK

     Common Stock, $.03 par value ("Common Stock"), of which there were 10,263,247 shares outstanding on the record date, constitutes the only class of outstanding voting securities issued by the Company. Each stockholder will be entitled to cast one vote for each share of Common Stock held. Votes may be cast in person or by proxy. Only stockholders of record at the close of business on December 24, 1997, will be entitled to vote at the meeting.

     The following table sets forth as of December 24, 1997, the shares of Common Stock and percentage of total shares owned by the stockholders known to beneficially own 5% of the Company's outstanding shares of Common Stock, each director and as to all officers and directors as a group. All persons indicated have (unless indicated to the contrary) sole or shared with spouse voting and dispositive power over such shares.

Name and Address of Beneficial
Owner, Name of Director or                   Amount
Nominee or Identity of Group            Beneficially Owned(1)    Percentage
----------------------------            ---------------------    ----------
Charles S. Leavell                        1,257,374  (2)           12.2%
4440 Arapahoe Avenue, Suite 200
Boulder, Colorado 80303

Legacy Fund, LLC                            900,000                 8.8%
4900 Woodway, Suite 650
Houston, Texas  77056

Rob Geller                                  226,667  (3)            2.2%

Sanford L. Schwartz                           4,350  (4)            *

Dean Petkanas                                   -0-                 *

Charles Weber                                   -0-                 *

All Officers and Directors
as a Group (8 persons)                    1,947,159  (5)           18.2%

---------------

*    Less than 1%

(1) Includes shares not outstanding but deemed beneficially owned by virtue of the individual's right to acquire them as of the date of this Proxy statement or within sixty (60) days of such date are treated as outstanding when determining the percent of class owned by such individual and when determining the percent owned by the group.

(2) Includes stock options to purchase 100,000 shares of Common Stock and includes 778,000 shares of Common Stock held of record by Leavell Management Group, Inc., (LMG) a controlled corporation of Mr. Leavell who would be deemed to exercise the voting and investment power with respect to the securities held by LMG. 133,334 shares of Common Stock held of record by LMG are subject to an option granted in favor of Mr. Leavell. Mr. Leavell disclaims beneficial ownership of the securities held by LMG for purposes of Section 16 under the Exchange Act.

(3)  Includes stock options to purchase 226,666 shares of Common Stock.

(4) Includes 4,350 shares owned by Creative Business Strategies, Inc., a corporation of which Mr. Schwartz is an officer, director, and shareholder.

(5)  Includes stock options to purchase 426,666 shares of Common Stock.



                       AMENDMENT OF ARTICLES OF INCORPORATION
                          TO EFFECT A REVERSE STOCK SPLIT

     The Board of Directors of the Company has concluded that it would be advisable to amend the Company's Articles of Incorporation to effect a reverse stock split of the Company's presently issued and outstanding shares of Common Stock and to provide for the payment of cash in lieu of fractional shares otherwise issuable. The proposed amendment to Article III of the Articles required to approve the reverse stock split is set forth below. The proposed amendment is subject to approval by stockholders and the Board of Directors. Assuming approval of the proposed amendment by stockholders, the Board of Directors intends to adopt the proposed amendment following the Special

Meeting. The amendment would effect the reverse stock split of shares of the Company's existing Common Stock and would result in one share of post-split Common Stock ("New Common Stock") being received in exchange for each five presently issued and outstanding shares of Common Stock.

     The Company is presently authorized to issue 50,000,000 shares of Common Stock, of which 10,263,247 shares were outstanding at the close of business on December 24, 1997. The Amendment will not have any impact on the aggregate assigned value of the shares of Common Stock for financial statement purposes and will not change the authorized number of shares.

     The principal effect of the proposed reverse stock split will be to decrease the number of outstanding shares of Common Stock from 10,263,247 to approximately 2,052,649. Except for those stockholders who receive cash in lieu of fractional interests, the proposed reverse stock split will not affect any stockholder's proportionate equity interest in the Company.

     The following tables illustrate the principal effects of the proposed reverse stock split.

Number of Shares               Prior to Proposed         After Proposed
of Common Stock               Reverse Stock Split      Reverse Stock Split
---------------               -------------------      -------------------
Authorized                       50,000,000                 50,000,000
Outstanding                      10,263,247                  2,052,649
                                 ----------                 ----------
Available for future issuance    39,736,753                 47,947,351

                                      Prior to Proposed        After Proposed
Other Effects                        Reverse Stock Split    Reverse Stock Split
-------------                        -------------------    -------------------

Book value per share (at 9/30/97)        $  .58                  $ 2.91
Earnings (loss) per share
     For the year ended  12/31/96        $ (.21)                 $(1.04)
     For the quarter ended  9/30/97      $  .09                  $  .43

*    Subject to slight adjustments due to the repurchase of fractional shares.


REASONS FOR THE PROPOSED REVERSE STOCK SPLIT

     Effective February 23, 1998, the Company's Common Stock must have an effective minimum bid price of $1.00 per share in order to continue to be quoted on the Nasdaq Small Cap Market. On January 13, 1998, the closing bid price for the stock was $.40625. The main reason for recommending the reverse split of the Company's Common Stock is to achieve a minimum bid price for the Common Stock in excess of $1.00.

     In addition, the Board of Directors believes that the current low per-share price of the Common Stock has reduced the effective marketability of the shares because of the reluctance of many leading brokerage firms to recommend low-priced stocks to their clients. A variety of brokerage house policies and practices tend to discourage individual brokers within those firms from dealing in low-priced stocks. Some of those policies and practices pertain to the payment of brokers' commissions and to time-consuming procedures that function to make the handling of low-priced stocks unattractive to brokers from an economic standpoint. In addition, the structure of trading commissions also tends to have an adverse impact upon holders of low-priced stocks because the brokerage commission on a sale of low-priced stock generally represents a higher percentage of the sales price than the commission on a relatively higher-priced issue.

     The Board of Directors is hopeful that the decrease in the number of shares of Common Stock outstanding as a consequence of the proposed reverse stock split, and the resulting increased price level, will encourage interest in the Company's New Common Stock and possibly promote greater liquidity for the Company's stockholders, although such liquidity could be adversely affected by the reduced number of shares outstanding after the proposed reverse stock split. Also, although the increase in the price level of the New Common Stock as a consequence of the proposed reverse stock split may be proportionately less than the decrease in the number of shares outstanding, the proposed reverse stock split could result in a price level for the shares that will overcome the reluctance, policies and practices referred to above and diminish the adverse impact of trading commissions on the market for the shares. There can, however, be no assurances that the foregoing effects will occur, or that the per-share price level of the New Common Stock immediately after the proposed reverse stock split will be maintained for any period of time.


EXCHANGE OF STOCK CERTIFICATES AND LIQUIDATION OF FRACTIONAL SHARE INTEREST

     If the proposed amendment to Article III is approved by stockholders and by the Board of Directors, the Company will file the amendment to its Articles of Incorporation on or about February 20, 1998. The proposed reverse stock split will become effective on the date of that filing (the "Effective Date"). Corporate Stock Transfer, Inc. has been appointed exchange agent (the "Exchange Agent") to act for stockholders in effecting the exchange of their certificates.

     As soon as practicable after the Effective Date, stockholders will be notified and requested to surrender their certificates representing shares of Common Stock to the Exchange Agent in exchange for certificates representing shares of New Common Stock. Commencing with the Effective Date, each certificate representing shares of Common Stock will be deemed for all corporate purposes to evidence ownership of shares of New Common Stock, or, to the extent a stockholder holds a number of shares not evenly divisible by five, fractional interests for which the Company will pay cash as described below. Stockholders will not have the opportunity on or after the Effective Date to round off their shareholdings to a number evenly divisible by five.

     No scrip or fractional share certificates of New Common Stock will be issued in connection with the proposed reverse stock split. Assuming approval of the proposed reverse stock split by stockholders, stockholders who would otherwise receive fractional shares will be entitled to payment at the rate of $.40625 for each share of Common Stock held prior to the Effective Date upon surrender of certificates representing shares of Common Stock to the Exchange Agent.

     The Company will deposit sufficient cash with the Exchange Agent for the purchase of the fractional interests. Stockholders are urged to surrender their certificates to the Exchange Agent and to claim the sums, if any, due them for fractional interests promptly after the Effective Date. Under the escheat laws of the various jurisdictions where stockholders reside, the Company is domiciled, and the funds are deposited, sums due for fractional interests which are not timely claimed after the Effective Date will, unless correspondence has been received by the Company or the Exchange Agent concerning those funds within the time allowed by those jurisdictions, be paid to those various jurisdictions. Thereafter stockholders otherwise entitled to the funds will have to seek to obtain them directly from the state to which the funds were paid.

     The ownership of a fractional interest will not give the holder any voting, dividend or any other right except the right to receive payment therefor as described above. Based on the current market price for the Company's Common Stock, the Board of Directors of the Company has determined that $.40625 per share represents the fair value of the shares of the Company's Common Stock for the purpose of purchasing fractional interests. No service charges will be payable by stockholders in connection with the exchange of certificates or the issuance of cash for fractional interest, all of which costs will be borne by the Company.

BOARD RECOMMENDATION; VOTE REQUIRED

     The Board of Directors recommends a vote for the approval of the proposed amendment to Article III of the Articles. The affirmative vote of a majority of the outstanding shares of Common Stock is required to adopt the proposed amendment.

FEDERAL INCOME TAX CONSEQUENCES

     The federal income tax consequences of the proposed reverse stock split will be as set forth below. The following information is based upon existing law which is subject to change by legislation, administrative action and judicial decision and is necessarily general. Therefore, stockholders are advised to consult with their own tax advisor for more detailed information relating to their individual tax circumstances.

     1. The proposed reverse stock split will be a tax-free recapitalization for the Company and its stockholders to the extent that shares of Common Stock are exchanged for shares of New Common Stock.

     2. The shares of New Common Stock in the hands of a stockholder will have an aggregate basis for computing gain or loss equal to the aggregate basis of shares of Common Stock held by that stockholder immediately prior to the proposed reverse stock split reduced by the amount of proceeds, if any, received from the sale of fractional interests and increased by any gain recognized on that sale.

     3. A stockholder's holding period for shares of New Common Stock will include a holding period of shares of Common Stock exchanged therefor, provided that the shares of Common Stock were capital assets in the hands of the stockholder.

     4. Stockholders who receive cash for all of their holdings will recognize a gain or loss for federal income tax purposes as a result of the disposition of their shares of Common Stock. Although the tax consequences to stockholders who receive cash for some of their holdings are not entirely certain, those stockholders in all likelihood will recognize a gain or loss for federal income tax purposes as a result of the disposition of a portion of their shares of Common Stock. Stockholders who do not receive any cash for their holdings will not recognize any gain or loss for federal income tax purposes as a result of the proposed reverse stock split.

REGISTRATION

     It is estimated that the number of shares of Common Stock outstanding after payment of cash for fractional interests would be reduced by less than 500 shares of Common Stock or 100 shares of New Common Stock and the number of stockholders of record will not change. Since the number of the Company's stockholders of record will not be reduced below 300 as a consequence of the reverse split, the Company will not as a result of those actions become eligible to terminate the registration of the Common Stock under the Securities Exchange Act of 1934 or to cease filing reports under the act with the Securities and Exchange Commission. The Company does not have any present plans to take any action which would reduce the number of its stockholders.

PROPOSED ARTICLE III

     Upon final approval of the proposed one-for-five reverse stock split of the Company's Common Stock, Article III of the Articles of Incorporation shall be amended to include a Section 3 which will read in its entirety as follows:

                                    "ARTICLE III

               "Section 3. Upon the filing in the Office of the Secretary of State of the State of Colorado of the Certificate of Amendment of the Articles of Incorporation of this corporation whereby Article III is amended to include a Section 3 which reads as set forth herein, each five (5) issued and outstanding shares of Common Stock of this corporation shall thereby and thereupon be combined into one (1) share of validly issued, fully paid and nonassessable share of Common Stock. Each person at that time holding of record any issued and outstanding share of Common Stock shall receive upon surrender thereof to the corporation's authorized agency a stock certificate or certificates to evidence and represent the number of shares of post reverse stock split Common Stock to which the stockholder is entitled after this reverse split; provided, however, that this corporation shall not issue fractional shares of Common Stock in connection with this reverse stock split, but, in lieu thereof, this corporation shall make a cash payment at the rate of $.40625 for each share (prior to this reverse stock split) of Common Stock to the holders thereof who would otherwise be entitled to receive fractional shares except for the provisions hereof upon surrender of certificates representing those shares to the corporation's authorized agency. The ownership of such fractional interests shall not entitle the holders thereof to any voting, dividend or other right except the right to receive payment therefor as described in this Section 3 of Article III of the Articles of Incorporation."


     Sections 1 and 2 of such Article III shall not be amended or otherwise changed by the proposed amendment.


                                   OTHER MATTERS

     Management does not intend to bring before the meeting any business other than as set forth in this Proxy Statement and has not been informed that any other business is to be presented to the meeting. If any matters other than those referred to above should properly come before the meeting, however, it is the intention of the persons named in the enclosed Proxy to vote such Proxy in accordance with their best judgment.

     Please sign and return promptly the enclosed Proxy in the envelope provided. The signing of a Proxy will not prevent your attending the meeting and voting in person.


                              By Order of the Board of Directors
                              Charles S. Leavell
                              Chairman of the Board

January 19, 1998

                       RENAISSANCE ENTERTAINMENT CORPORATION


                   PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
                          SPECIAL MEETING OF STOCKHOLDERS
                                 February 10, 1998



     The undersigned stockholder of Renaissance Entertainment Corporation (the "Company") hereby appoints Charles S. Leavell and James R. McDonald or either of them, as attorneys, agents and Proxies of the undersigned with full power of substitution in each of them, to vote in the name and on behalf of the undersigned at the Special Meeting of Stockholders of the Company to be held on February 10, 1998, and at all adjournments thereof, all of the shares of Common Stock of the Company that the undersigned would be entitled to vote if personally present, with the powers the undersigned would possess if personally present.



     I.   FOR       / /     Amending Article III of the Company's Articles of
                            Incorporation to effect a one-for-five reverse stock
          AGAINST   / /     split of the Company's outstanding shares of Common
                            Stock.  (The Board of Directors recommends that you
                            vote FOR the Amendment.)
          ABSTAIN   / /


     II. In their discretion, upon such other business as may properly come before the meeting;


all as set out in the Notice of Special Meeting of Stockholders and Proxy Statement dated January 19, 1998, receipt of which is hereby acknowledged.




                    (Continued, and to be SIGNED, on other side)

                             (Continued from other side)

     ALL SHARES WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THE SHARES WILL BE VOTED FOR THE REVERSE STOCK SPLIT.

     A majority of said attorneys or their substitutes who shall be present and act, or if only one shall attend, then that one, shall have and may exercise all the powers of said attorneys hereunder.

                                        Dated:
                                              --------------------------------
                                                    (Please insert date)


                                        --------------------------------------
                                                     (Signature)


                                        --------------------------------------
                                               (Joint Owner's Signature)


                                        (Signature(s) should agree with
                                        stenciled name(s).]  When signing as
                                        attorney, guardian, executor,
                                        administrator or trustee, please give
                                        title.  If the signer is a corporation,
                                        please give the full corporate name and
                                        sign by a duly authorized officer,
                                        showing his title.  EACH joint owner is
                                        requested to sign.


                   PLEASE EXECUTE AND RETURN THIS PROXY PROMPTLY.
                       YOUR COOPERATION WILL BE APPRECIATED.


                                      -2-